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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                  CORRECTED: DEL MONTE FOODS COMPANY ANNOUNCES
                 CASH TENDER OFFER FOR ITS AND ITS SUBSIDIARY'S
                                OUTSTANDING NOTES

NOTE: The following news release replaces and corrects the previous Del Monte Foods Company news release dated April 16, 2001, entitled, "Del Monte Foods Company Announces Cash Tender Offer for Its and Its Subsidiary's Outstanding Notes." The applicable reference security for the Subordinated Notes mentioned in the sixth line of the second paragraph is the 6 3/8% U.S. Treasury Notes due April 30, 2002, not the 6 1/8% U.S. Treasury Notes due April 30, 2002.

       DEL MONTE FOODS COMPANY ANNOUNCES CASH TENDER OFFER FOR ITS AND ITS
                         SUBSIDIARY'S OUTSTANDING NOTES

         San Francisco, CA - April 17, 2001 - Del Monte Foods Company (NYSE:
DLM), through its wholly-owned subsidiary Del Monte Corporation (the "Corporation"), today announced the commencement of cash tender offers for all of the Corporation's outstanding 12 1/4% Senior Subordinated Notes due 2007 (the "Subordinated Notes") and all of Del Monte Foods Company's outstanding 12 1/2% Senior Discount Notes due 2007 (the "Discount Notes") (collectively, the "Notes"). In connection with the cash tender offers, the Corporation is also soliciting consents to adopt amendments to the Indentures under which the Notes were issued to eliminate substantially all restrictive covenants and certain event of default provisions. The Tender Offers and the solicitation of consents are described in the Offer to Purchase and Consent Solicitation Statement dated April 16, 2001 (the "Offer to Purchase").

         The consideration for each $1,000 principal amount in the case of the Subordinated Notes or principal amount at maturity in the case of the Discount Notes, as the case may be, tendered and accepted for payment pursuant to the tender offers shall be (1) a price, calculated in accordance with standard market practice, intended to result in a yield to the earliest redemption date for the Subordinated Notes (April 15, 2002) and the Discount Notes (December 15,
2002), equal to the sum of (i) the yield to maturity of the applicable reference security (6 3/8% U.S. Treasury Note due April 3, 2002 for the Subordinated Notes and 5 1/8% U.S. Treasury Note due December 31, 2002 for the Discount Notes), as calculated by the Dealer Manager in accordance with standard market practice, based on the bid-side price for such reference security as of 3:00 p.m., New York City time, on the second business day preceding the expiration time, as reported on the Bloomberg Government Pricing Monitor Page PX4 or any recognized quotation source selected by the Dealer Manager in its sole discretion if the Quotation Report is not available or is manifestly erroneous, and (ii) a fixed spread of 50 basis points for the Subordinated Notes and 100 basis points for the Discount Notes, minus (2) an amount equal to the consent payment of $30.00 per $1,000 principal amount in the case of the Subordinated Notes, or principal amount at maturity in the case of the Discount Notes plus (3) in the case of the Subordinated Notes only,


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accrued interest payable to the settlement date. In addition, the Corporation will pay a consent payment of $30.00 for each $1,000 principal amount or principal amount at maturity, as the case may be, of Notes tendered and consents delivered prior to 5:00 p.m., New York City time, on Friday, April 27, 2001, unless extended (the "Consent Time").

         The tender offers will expire at 5:00 p.m., New York City time, on Monday, May 14, 2001, unless extended (the "Expiration Time"). Payment for Notes validly tendered and not validly withdrawn will be made in same day funds promptly following expiration of the offers, or as soon thereafter as practicable.

         The tender offers and consent solicitations are subject to a number of conditions which are set forth in the Offer to Purchase, including without limitation, (i) holders of the Notes having delivered (and not revoked) by the Consent Time, consents representing not less than a majority in aggregate principal amount of the Subordinated Notes and a majority in aggregate principal amount at maturity of the Discount Notes (excluding Notes owned by the Corporation, Del Monte Foods Company or any of their affiliates), (ii) holders of the Notes having tendered (and not withdrawn) by the Expiration Time Notes representing not less than a majority in aggregate principal amount of the Subordinated Notes and a majority in aggregate principal amount at maturity of the Discount Notes (excluding Notes owned by the Corporation, Del Monte Foods Company or any of their affiliates ) and (iii) the Corporation obtaining financing to pay the consideration, costs and fees of the tender offer and consent solicitation on terms acceptable to the Corporation.

         Morgan Stanley & Co. Incorporated is acting as the Dealer Manager and Solicitation Agent in connection with the tender offers and consent solicitations, and can be reached at (877) 445-0397. Requests for assistance or additional copies of the tender offer materials may be directed to MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500 or (800) 322-2885.

         This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indentures. The tender offers and the consent solicitations are made solely by the Offer to Purchase.

         Del Monte Foods Company, with net sales of $1.5 billion in fiscal 2000, is the largest producer and distributor of premium quality, branded processed fruit, vegetable and tomato products in the United States. The Del Monte brand was introduced in 1892 and is one of the best known brands in the United States. Del Monte products are sold through national grocery chains, independent grocery stores, warehouse club stores, mass merchandisers, drug stores and convenience stores. The Company also sells its products to the U.S. military, certain export markets, the foodservice industry and food processors. The Company operates twelve production facilities in California, the Midwest, Washington and Texas and seven distribution centers.

CONTACTS:

Media Inquiries
Brandy Bergman
Citigate Sard Verbinnen
(212) 687-8080


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Investor Relations
Tom Gibbons
Del Monte Foods
(415) 247-3382